Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact: Jennifer Ranville, 608-252-8862

Anchor BanCorp Wisconsin Inc. Announces Results of Operational Efficiency Measures

MADISON, Wisc., June 30, 2015 — Anchor BanCorp Wisconsin Inc. (the “Company”) (NASDAQ: ABCW) today announced the anticipated financial results of the operational efficiency measures introduced previously. As the Company announced on April 9, 2015, AnchorBank, fsb (“AnchorBank”), a wholly owned subsidiary of the Company, has taken several actions to address and improve overall operational efficiency. Management anticipates that these actions will result in an annual net cost savings related to reduced compensation, occupancy and other operating costs of approximately $5.4 million. The actions will be completed by the third quarter of 2015.

First, AnchorBank offered a Voluntary Separation Plan package to eligible employees. The Voluntary Separation Plan was designed to provide eligible employees with a variety of benefits, including additional compensation, subsidized COBRA health benefits and optional job placement services. The program was offered to a group of 140 of AnchorBank’s 705 employees. Seventy-eight employees accepted the Voluntary Separation Plan with agreed-upon exit dates through September 30, 2015. Management anticipates that approximately 30 individuals will be hired to meet the future business needs of AnchorBank to replace employees who accepted the Voluntary Separation Plan.

Second, AnchorBank entered into a definitive agreement for the sale of its Winneconne, Wisconsin branch to Premier Community Bank of Marion, Wisconsin. The transaction is subject to regulatory approval and customary conditions and is targeted for closing by the end of September 2015. Under the agreement, Premier Community Bank will assume approximately $13.4 million in deposits along with loans and other assets.

Third, in the third quarter of 2015, AnchorBank will consolidate six other retail bank branches. The six locations are in the Wisconsin communities of Appleton, Menasha, Oshkosh, Janesville, Franklin, and Madison. Customers have been notified of the upcoming transition and will continue to have convenient and uninterrupted access to their deposit, lending and investment accounts at surrounding AnchorBank locations, as well as online banking access at www.anchorbank.com, 46 AnchorBank ATMs (as well as the ATM Access Network) and AnchorBank’s Customer Service Center at (800) 252-6246.

A total of 23 full and part-time positions not eligible for the Voluntary Separation Plan will be eliminated through the six-branch consolidation. Employees will have priority placement for open AnchorBank positions, and AnchorBank will provide outplacement services to help ensure a smooth and successful career transition.

Finally, AnchorBank began a new Universal Banker staffing model in branches to address lower transaction volumes. The Universal Banker will perform most branch transactions for customers resulting in improved customer service. The first phase of this service was launched during the second quarter and a broader rollout will occur during the remainder of 2015.

As a result of these operational efficiency measures, AnchorBank expects to incur one-time costs of $3.7 million, composed primarily of employment severance and asset disposition costs. During the quarter ending June 30, 2015, $2.3 million will be recorded with the remaining $1.4 million recorded in the quarter ended September 30, 2015. An offset to the one-time costs will be a recorded gain in the quarter ending June 30, 2015 for the sale of the Appleton branch building of $1.4 million.

Chris Bauer, AnchorBank’s President and CEO noted “These actions demonstrate our commitment to continue improving our financial performance. While we’re addressing expenses and efficiency in our organization, we also remain focused on top-line revenue growth opportunities and building shareholder value.”

Forward-Looking Statements

Statements made in this news release which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” “outlook,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

###